Gray	Exhibit 99
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Year Ended December 31, 2007
Atlanta, Georgia – March 13, 2008. . . Gray Television, Inc. (“Gray,” “we” or “us”) (NYSE: GTN) today announced results from operations for the three months (“fourth quarter”) and year ended December 31, 2007 as compared to the three months and year ended December 31, 2006.
Comments on As Reported Results of Operations for the Three Months Ended December 31, 2007:
For the three months ended December 31, 2007 and 2006, we did not complete any acquisitions or disposals of properties; therefore, the following comments are on our “as reported” results.
Revenues.
On an as reported basis, total net revenue for all stations decreased $17.6 million, or 17%, to $84.3 million due primarily to decreased political advertising revenues partially offset by increased local advertising revenue and national advertising revenue in the current period.
On an as reported basis:
Political advertising revenues decreased $23.0 million, or 90%, to $2.6 million reflecting the influence of the 2006 elections.
Local advertising revenue increased $3.1 million, or 6%, to $54.2 million and national advertising revenue increased $0.8 million, or 4%, to $21.2 million.
Internet advertising revenue increased $0.7 million, or 36%, to $2.7 million and retransmission consent revenue increased $0.5 million, or 112%, to $1.0 million. In our previous disclosures, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting internet advertising revenue and retransmission consent revenue separately.
Operating expenses.
On an as reported basis, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) decreased $1.2 million, or 2%, to $52.2 million. The decrease primarily reflects reduced national sales representative commissions on the reduced political revenues.
On an as reported basis, corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets, decreased $1.4 million, or 29%, to $3.5 million due primarily to incremental decrease in legal expense and non-cash stock based compensation expense. We recorded non-cash stock based compensation expense for the three months ended December 31, 2007 and 2006 of $134,000 and $511,000, respectively.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Year Ended December 31, 2007:
Due to the significance of WNDU to our results of operations, Gray’s pro forma broadcast results for the year ended December 31, 2006 have been presented to include the results of WNDU as if the station had been acquired on January 1, 2006. The acquisition of WNDU did not significantly affect corporate and administrative expenses. Therefore, corporate and administrative expenses are presented on an “as reported” basis.
Revenues.
On a pro forma(1) basis, total net revenue for all stations decreased $27.4 million, or 8%, to $307.3 million due primarily to decreased political advertising revenues and decreased national advertising revenues partially offset by increased local advertising revenue in the current period.
On a pro forma(1) basis:
Political advertising revenues decreased $35.0 million, or 82%, to $7.8 million reflecting the influence of the 2006 elections.
Local advertising revenue increased $6.7 million, or 3%, to $200.7 million and national advertising revenue decreased $1.8 million, or 2%, to $77.4 million.
Internet advertising revenue increased $1.9 million, or 25%, to $9.5 million and retransmission consent revenue increased $0.9 million, or 56%, to $2.4 million. In our previous disclosures, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting internet advertising revenue and retransmission consent revenue separately.
Operating expenses.
On a pro forma(1) basis, total broadcast expenses (before depreciation, amortization and loss on disposal of assets) increased $6.0 million, or 3%, to $199.7 million.
On a pro forma(1) basis, operation of our digital second channels is attributed for $3.1 million of the overall increase and reflects the expansion of the number of digital second channels to 40 as of December 31, 2007.
On a pro forma(1) basis, the remaining $2.9 million of the overall increase is attributable to the operation of our primary channels and reflects routine increases in payroll, programming and promotion.
On an as reported basis, corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets, remained consistent with that of the prior year at $15.1 million. We recorded non-cash stock based compensation expense during the year ended December 31, 2007 and 2006 of $1.2 million and $1.1 million, respectively.
Internet Initiatives:
We have continued to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract traffic to our web sites.
This strong revenue growth reflects the significantly increased traffic to our websites as illustrated below by the aggregate page views reported by our web sites in 2007 compared to 2006.
Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007

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Gray Websites — Aggregate Page Views

	Year Ended December 31,
			%
	2007	2006	Change
	(in millions)
Total Aggregate Page Views (including video plays and cell phone page views)	424.4	251.9	68%

Video Plays Only	32.5	13.5	141%

Cell Phone Page Views Only	25.6	7.7	232%
We attribute the increase in our web traffic to increased posting of local content and to increased public awareness of our sites as the result of our on-air promotion of our sites.
The aggregate internet revenues discussed above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our web sites. We call this “direct internet revenue”. The other source is television advertising time purchased by our clients to directly promote their involvement in our web sites. We refer to this internet revenue source as “internet related commercial time sales”.
In the future we anticipate our direct internet revenue will grow at a significantly faster pace relative to our internet related commercial time sales.
Other Financial Data on an “as reported” basis (in thousands):

	December 31, 2007	December 31, 2006
Cash	$15,338	$4,741
Total debt(2)	925,000	851,654
Preferred stock	—	37,451
Available credit under senior credit facility	100,000	97,000

	Year Ended December 31,
	2007	2006
Net cash provided by operating activities	$28,360	$79,860
Net cash used in investing activities	(25,662)	(129,305)
Net cash provided by financing activities	7,899	44,871
For the year ended December 31, 2007, we repurchased 647,800 shares of our common stock for $5.5 million at an average price per share of $8.49. For the year ended December 31, 2006, we repurchased 902,200 shares of our common stock for $5.6 million at an average price per share of $6.21. The repurchased common stock is held in treasury.
A detailed table of operating results follows on the next page.
Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007

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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands, except for per share data and percentages)

	As Reported
	Three Months Ended
	December 31,
			%
	2007	2006	Change
Revenues (less agency commissions)	$84,272	$101,920	(17)%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	52,238	53,444	(2)%
Corporate and administrative	3,513	4,956	(29)%
Depreciation and amortization of intangible assets	9,335	9,698	(4)%
(Gain) loss on disposals of assets, net	(370)	528	(170)%

	64,716	68,626	(6)%

Operating income	19,556	33,294	(41)%
Other income (expense):
Miscellaneious income (expense), net	(13)	181	(107)%
Interest expense	(16,580)	(17,123)	(3)%

Income (loss) before income tax	2,963	16,352
Income tax expense	1,478	7,765

Net income	1,485	8,587
Preferred dividends (includes accretion of issuance cost of $0 and $21, respectively )	—	778

Net income available to common stockholders	$1,485	$7,809

Basic per share information:
Net income available to common stockholders	$0.03	$0.16

Weighted average shares outstanding	47,969	48,040	0%

Diluted per share information:
Net income available to common stockholders	$0.03	$0.16

Weighted average shares outstanding	48,034	48,076	0%

Political revenue (less agency commission)	$2,627	$25,605	(90)%
Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007

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Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands, except for per share data and percentages)

	As Reported			Pro Forma(1)
	Years Ended			Years Ended
	December 31,			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
	in thousands, except for percentages
Revenues (less agency commissions)	$307,288	$332,137	(7)%	$307,288	$334,722	(8)%
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	199,687	191,502	4%	199,687	193,639	3%
Corporate and administrative	15,090	15,097	0%	15,090	15,097	0%
Depreciation and amortization of intangible assets	39,383	36,526	8%	39,383	37,194	6%
(Gain) loss on disposals of assets, net	(248)	1,021	(124)%	(248)	1,021	(124)%

	253,912	244,146	4%	253,912	246,951	3%

Operating income	53,376	87,991	(39)%	53,376	87,771	(39)%
Other income (expense):
Miscellaneous income, net	972	677	44%	972	677	44%
Interest expense	(67,189)	(66,787)	1%	(67,189)	(67,212)	0%
Loss on early extinguishment of debt	(22,853)	(347)		(22,853)	(347)

Income (loss) before income tax benefit	(35,694)	21,534		(35,694)	20,889
Income tax expense (benefit)	(12,543)	9,823		(12,543)	9,588

Net income (loss)	(23,151)	11,711		(23,151)	11,301
Preferred dividends (includes accretion of issuance cost of $439, $111, $439, $111, respectively )	1,626	3,247		1,626	3,247

Net income (loss) available to common stockholders	$(24,777)	$8,464		$(24,777)	$8,054

Basic per share information:
Net income (loss) available to common stockholders	$(0.52)	$0.17		$(0.52)	$0.17

Weighted average shares outstanding	47,788	48,408	(1)%	47,788	48,408	(1)%

Diluted per share information:
Net income (loss) available to common stockholders	$(0.52)	$0.17		$(0.52)	$0.17

Weighted average shares outstanding	47,788	48,425	(1)%	47,788	48,425	(1)%

Political revenue (less agency commission)	$7,808	$42,682	(82)%	$7,808	$42,762	(82)%

Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007	Page 5 of 9

Guidance for the First Quarter of 2008:
We currently anticipate that our broadcasting results of operations for the three months ending March 31, 2008 (the “first quarter”) will approximate the ranges presented in the table below.

		%		%
	2008	Change	2008	Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2007	Range	2007	2007
	(in thousands, except for percentages)
OPERATING REVENUES:
Revenues (less agency commissions)	$69,700	0%	$70,500	1%	$69,681

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$49,800	2%	$50,500	3%	$48,818
Corporate and administrative	$3,600	(11)%	$3,900	(4)%	$4,061

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$2,500		$2,600		$1,097

Expense for non-cash contributions to 401(k) plan	$575		$625		$671

Expense for corporate non-cash stock based compensation	$275		$350		$520
Comments on Guidance:
The total revenue results anticipated for the first quarter of 2008 reflect the incremental increase in political revenues. Local non-political advertising for first quarter 2008 is currently anticipated to be comparable to the results of 2007. National non-political advertising revenue is currently anticipated to be down 3% to 5% in the first quarter of 2008 compared to first quarter 2007. Internet revenue for the first quarter of 2008 is currently anticipated to increase approximately 20% over the first quarter of 2007.
The increase in broadcast operating expenses, before depreciation, amortization and loss on disposal of assets, primarily reflects routine increases in payroll costs. For the full year of 2008, broadcast operating expenses, before depreciation, amortization and loss on disposal of assets are currently anticipated to increase less than 3% over full year 2007 results with national sales representative commissions on anticipated political revenue being a significant component of any overall increase.

Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007	Page 6 of 9

Revenue on an “as reported” basis by quarter (in thousands):
In our previous disclosures, we had included internet advertising revenue with local advertising revenue and retransmission consent revenue was included with production and other revenue. We are now presenting internet advertising revenue and retransmission consent revenue separately. The table below presents our expanded disclosure by quarter for 2007 and 2006 (in thousands):

	2007 Fiscal Quarters Ended				2007
	March 31	June 30	Sept. 30	Dec. 31	Fiscal Year
Revenues:
Local	$46,697	$52,009	$47,761	$54,219	$200,686
National	17,093	19,862	19,237	21,173	77,365
Internet	2,058	2,267	2,505	2,676	9,506
Political	1,097	2,634	1,450	2,627	7,808
Retransmission consent	454	488	501	993	2,436
Production and other	2,094	2,294	1,951	2,380	8,719
Network compensation	188	196	180	204	768

Total	$69,681	$79,750	$73,585	$84,272	$307,288

	2006 Fiscal Quarters Ended				2006
	March 31	June 30	Sept. 30	Dec. 31	Fiscal Year
Revenues:
Local	$44,902	$50,387	$45,942	$51,117	$192,348
National	17,202	21,382	19,508	20,400	78,492
Internet	1,620	2,231	1,794	1,962	7,607
Political	1,776	4,706	10,595	25,605	42,682
Retransmission consent	365	339	390	469	1,563
Production and other	2,149	1,986	2,104	2,117	8,356
Network compensation	220	360	259	250	1,089

Total	$68,234	$81,391	$80,592	$101,920	$332,137

The aggregate internet revenues presented above are derived from two sources. The first source is advertising or sponsorship opportunities directly on our web sites. We call this “direct internet revenue.” The other source is television advertising time purchased by our clients to directly promote their involvement in our web sites. We refer to this internet revenue source as “internet related commercial time sales.”
Conference Call Information:
We will host a conference call to discuss our fourth quarter operating results on March 13, 2008. The call will begin at 10:00 AM Eastern Time. The live dial-in number is 1 (888) 211-4495 and the confirmation code is 9283465. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112 until April 12, 2008. The confirmation code for the taped replay is 9283465.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828
Reconciliations:

Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007	Page 7 of 9

Reconciliation of net income (loss) to the Non-GAAP terms (in thousands):

	As Reported
	Three Months Ended
	December 31,
	2007	2006
Net income	$1,485	$8,587
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	9,335	9,698
Amortization of non-cash stock based compensation	134	511
(Gain) loss on disposals of assets, net	(370)	528
Miscellaneous (income) expense, net	13	(181)
Interest expense	16,580	17,123
Income tax expense	1,478	7,765
Amortization of program broadcast rights	3,849	3,803
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	400	556
Network compensation revenue recognized	(204)	(250)
Network compensation per network affiliation agreement	66	539
Payments for program broadcast rights	(2,594)	(4,482)

Broadcast Cash Flow Less Cash Corporate Expenses	30,172	44,197
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	3,379	4,445

Broadcast Cash Flow	$33,551	$48,642

	As Reported		Pro Forma (1)
	Year Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$(23,151)	$11,711	$(23,151)	$11,301
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation and amortization of intangible assets	39,383	36,526	39,383	37,194
Amortization of non-cash stock based compensation	1,248	1,092	1,248	1,092
(Gain) loss on disposals of assets, net	(248)	1,021	(248)	1,021
Miscellaneous (income), net	(972)	(677)	(972)	(677)
Interest expense	67,189	66,787	67,189	67,212
Loss on early extinguishment of debt	22,853	347	22,853	347
Income tax expense (benefit)	(12,543)	9,823	(12,543)	9,588
Amortization of program broadcast rights	15,194	14,234	15,194	14,234
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	2,150	2,234	2,150	2,234
Network compensation revenue recognized	(768)	(1,089)	(768)	(1,089)
Network compensation per network affiliation agreement	301	2,216	301	2,216
Payments for program broadcast rights	(14,101)	(14,839)	(14,101)	(14,839)

Broadcast Cash Flow Less Cash Corporate Expenses	96,535	129,386	96,535	129,834
Corporate and administrative expenses excluding amortization of non-cash stock based compensation	13,842	14,005	13,842	14,005

Broadcast Cash Flow	$110,377	$143,391	$110,377	$143,839

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007	Page 8 of 9

Non-GAAP Terms:
This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant as defined in our senior credit facility. Broadcast Cash Flow is defined as operating income, plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Corporate expenses (excluding depreciation, amortization and non-cash stock based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are used in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) calculated in accordance with GAAP.
Notes:
(1) The pro forma presentation gives effect to the results of operations for the acquisition of television station WNDU, South Bend, IN on March 3, 2006 as if the station had been acquired on January 1, 2006.
(2) Total debt as of December 31, 2006 does not include $653,000 of unamortized debt discount on our 9.25% Notes. The 9.25% Notes were redeemed on April 18, 2007.
Gray Television, Inc.:
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. We currently operate 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations) or FOX (1 station). In addition, we currently operate 40 digital second channels including 1 ABC, 5 Fox, 8 CW and 16 MyNetworkTV affiliates plus 8 local news/weather channels and 2 “independent” channels in certain of our existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act:
The comments on our current expectations of operating results for the first quarter of 2008 and other future events are “forward looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release is as of March 13, 2008. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect our business and financial results and cause actual results to differ materially from those in the forward-looking statements are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2006 which was filed with the SEC and is available at the SEC’s website at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three months and year ended December 31, 2007	Page 9 of 9